As filed with the Securities and Exchange Commission on August 20, 2010.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

LHC GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	71-0918189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

420 West Pinhook Road, Suite A Lafayette, Louisiana	70503
(Address of Principal Executive Offices)	(Zip Code)

LHC Group, Inc. 2010 Long-Term Incentive Plan

(Full title of the plan)

Keith G. Myers

President and Chief Executive Officer

LHC Group, Inc.

420 West Pinhook Road, Suite A

Lafayette, Louisiana 70503

(337) 223-1307

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Peter C. November

Executive Vice President and General Counsel

LHC Group, Inc.

420 West Pinhook Road, Suite A

Lafayette, Louisiana 70503

(337) 223-1307

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $0.01 per share)	1,500,000 shares(1)	$21.10(2)	$31,650,000(2)	$2,257.00
Series A Junior Participating Preferred Stock Purchase Rights(3)	1,500,000 shares(1)	—	—	—

(1)

Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of our Common Stock on the Nasdaq Global Select Market on August 16, 2010.

(3)

Series A Junior Participating Preferred Stock Purchase Rights (the “Rights”) are attached to and trade with the Registrant’s Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock. Because no separate consideration is paid for the Rights, the registration fee for these securities is included in the fee for the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by LHC Group, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference into this Registration Statement:

(a) The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a);

(c) The description of the Company’s Common Stock included in Item 1 of the Company’s Registration Statement on Form 8-A filed with the Commission on June 6, 2005 under the Exchange Act relating to the Company’s Common Stock, and any amendment or report filed for the purpose of updating such description; and

(d) The description of the Company’s Series A Junior Participating Preferred Stock Purchase Rights included in Item 1 of the Company’s Registration Statement on Form 8-A filed with the Commission on March 11, 2008 under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As a corporation incorporated under Delaware law, the Company’s indemnification of its directors and officers is governed by the Delaware General Corporation Law (the “DGCL”). The Company’s Certificate of Incorporation and Bylaws provide indemnification to its directors and officers to the fullest extent permitted by the DGCL, as discussed in greater detail below. In addition, the Company has entered into indemnification agreements with each of its officers and directors. The Company also purchases and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Section 102(b)(7) of the DGCL allows a corporation to eliminate the personal liability of a director to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article VII of the Company’s Certificate of Incorporation contains such a provision.

In addition, Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article VI of the Company’s Bylaws provides that, to the fullest extent permitted by the DGCL, the Company shall indemnify and hold harmless each person who was or is a party to or threatened to be made party to an action, suit, or proceeding, whether civil, criminal, administrative or investigative, because he or she is or was a director or officer of the Company. This indemnification under Article VI of the Company’s Bylaws also includes the right to be advanced certain expenses incurred in defending any such proceeding, provided, as required under the DGCL, that the indemnified person undertakes to repay all amounts advanced to him or her if he or she is determined by final adjudication to not have been entitled to such expenses.

The Company has entered into an indemnification agreement with each of its directors and officers, which, subject to certain procedures and conditions, provides that the Company will indemnify the individual, to the fullest extent permitted by Delaware law, against certain amounts actually and reasonably incurred if, by reason of his or her status as a director or officer of the Company, he or she was or is a party or is threatened to be made a party to certain legal proceedings, or if she or he is a witness or required to give evidence in certain proceedings.

The foregoing is only a general summary of certain aspects of (1) Delaware law, (2) the Company’s Certificate of Incorporation, (3) the Company’s Bylaws, and (4) the Company’s indemnity contract with each director and officer, as each addresses the indemnification of directors and officers. This general summary does not purport to be complete and is qualified in its entirety by reference to the relevant provisions of each item referenced, the last three of which are on file with the Commission.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5	Opinion of Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Counsel (included in Exhibit 5).

24	Powers of Attorney (included in the signature pages of this Registration Statement).

99	LHC Group, Inc. 2010 Long-Term Incentive Plan.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on August 20, 2010.

LHC GROUP, INC.

By:	/S/ KEITH G. MYERS
Keith G. Myers
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith G. Myers and Peter J. Roman, or either one of them (with full power in each to act alone) as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 20, 2010.

Signature	Title

/s/ KEITH G. MYERS Keith G. Myers	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)

/s/ PETER J. ROMAN Peter J. Roman	Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ MONICA F. AZARE Monica F. Azare	Director

/s/ JOHN B. BREAUX John B. Breaux	Director

S-1

/s/ TED W. HOYT Ted W. Hoyt	Director

/s/ JOHN L. INDEST John L. Indest	Director

/s/ GEORGE A. LEWIS George A. Lewis	Director

/s/ RONALD T. NIXON Ronald T. Nixon	Director

/s/ W.J. “BILLY” TAUZIN W.J. “Billy” Tauzin	Director

/s/ KENNETH E. THORPE Kenneth E. Thorpe	Director

/s/ DAN S. WILFORD Dan S. Wilford	Director

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

5	Opinion of Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Counsel (included in Exhibit 5).

24	Powers of Attorney (included in the signature pages of this Registration Statement).

99	LHC Group, Inc. 2010 Long-Term Incentive Plan.